Exhibit 3.1

Execution Version

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

FUTU HOLDINGS LIMITED

(富途控股有限公司)

(adopted by a special resolution passed on May 22, 2017)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

FUTU HOLDINGS LIMITED

(富途控股有限公司)

(adopted by a special resolution passed on May 22, 2017)

1.	The name of the Company is Futu Holdings Limited (in Chinese:富途控股有限公司).

2.

The Registered Office of the Company shall be at the office of McGrath Tonner Corporate Services Limited, Genesis Building, 5th Floor, Genesis Close, George Town, PO Box 446, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2016 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.

The authorized share capital of the Company is: US$50,000.00 divided into 5,000,000,000 shares: (i) 4,622,068,906 Ordinary Shares of par value US$0.00001 each, (ii) 125,000,000 redeemable participating Series A Preferred Shares of par value US$0.00001 each, (iii) 23,437,500 redeemable participating Series A-1 Preferred Shares of par value US$0.00001 each, (iv) 88,423,500 redeemable participating Series B Preferred Shares of par value US$0.00001 each and (v) 128,844,812 redeemable participating Series C Preferred Shares of par value US$0.00001 each, and (vi) 12,225,282 redeemable participating Series C-1 Preferred Shares of par value US$0.00001 each.

6.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2016 Revision) and, subject to the provisions of the Companies Law (2016 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

FUTU HOLDINGS LIMITED

(富途控股有限公司)

(adopted by a special resolution passed on May 22,2017)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Consideration”	shall have the meaning set forth in Article 8.2(D).

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (i) any shareholder of such Investor, (ii) any of such shareholder’s or such Investor’s current or retired general partners or limited partners, (iii) the fund manager managing such shareholder or such Investor (and general partners, limited partners, officers, and directors thereof) and other funds managed by such fund manager, (iv) any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with such Person, and (iv) trusts Controlled by or for the benefit of any such Person referred to in (i), (ii), (iii), or (iv). Notwithstanding the foregoing, it is acknowledged and agreed that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

“Applicable Rate”	means the average exchange rate calculated based on the average daily exchange rate between any two currencies (as determined by reference to the rates reported by the People’s Bank of China) that prevailed during the five (5) days’ period immediately preceding the date on which reference to the relevant currencies is made.

“Approved Sale”	shall have the meaning set forth in Article 124.

“Associate”	means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of five percent (5%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business”	means the business of securities brokerage and related services.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the PRC or Hong Kong.

“Charter Documents”	means, with respect to any Group Company, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such Group Company.

“Company”	means the above named company, i.e., Futu Holdings Limited (富途控股有限公司).

“Consent”	shall have the meaning set forth in Article 120.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”	shall have the meaning set forth in Article 8.3A) hereof.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3E(4)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events, unless waived in writing by the Requisite Holders:

(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;

(2) a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company);

(3) the exclusive and irrevocable licensing of all or substantially all of any Group Company’s Intellectual Property to a third party; or

(4) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Drag-Along Notice”	shall have the meaning set forth in Article 124.

“Drag Holders”	shall have the meaning set forth in Article 124.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3E(4)(a)(iii) hereof.

“Exempted Distribution”	means (a) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers, consultants or other holders of such Ordinary Shares in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company under the Right of First Refusal and Co-Sale Agreement, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the approvals of the Tencent Director), (b) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares), and (c) the payment of dividends to the holders of the Preferred Shares in accordance with Article 8.1 hereof.

“ESOP”	means the employee share incentive plan of the Company to be adopted by the Company in accordance with Article 8.4, covering the grant of up to 135,032,132 Ordinary Shares (or options therefor) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company.

“Futu BJ”	means Beijing Futu Internet Technology Co., Ltd. (北京市富途网络科技有限公司), a company duly incorporated and validly existing under the Laws of the PRC.

“Futu Internet SZ”	means Futu Internet Technology (Shenzhen) Co., Ltd. (富途网络科技（深圳）有限公司), a company duly incorporated and validly existing under the Laws of the PRC.

“Futu Int’l HK”	means Futu Securities International (Hong Kong) Limited (富途证券国际（香港）有限公司), a company incorporated under the Laws of Hong Kong.

“Futu Network”	means Futu Network Technology Limited (富途網絡科技有限公司), a company incorporated under the Laws of Hong Kong.

“Futu New HK”	means Futu Securities (Hong Kong) Limited (富途证券（香港）有限公司), a company incorporated under the Laws of Hong Kong.

“Futu NZ”	means Futu NZ Limited, a company incorporated under the laws of New Zealand.

“Futu SZ”	means Shenzhen Futu Internet Technology Co., Ltd. (深圳市富途网络科技有限公司), a company duly incorporated and validly existing under the Laws of the PRC.

“Futu US”	means Futu, Inc., a corporation incorporated under the laws of the State of Delaware, United States.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company, Futu Int’l HK, Futu New HK, Futu Network, Futu US, Futu NZ, Futu SZ, Futu BJ, Futu Internet SZ, Shidai Consulting, Qianhai Consulting, the WFOE, together with each Subsidiary of any of the foregoing, and “Group” or “Group Companies” refers to all of the Group Companies collectively.

“Image Frame”	means Image Frame Investment (HK) Limited 意像架構投資(香港)有限公司, a company incorporated under the Laws of the Hong Kong, and its successors permitted transferees, and assigns.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initial Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Initiating Holders”	shall have the meaning set forth in Article 8.5(A).

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Interested Transaction”	shall have the meaning set forth in Article 83 hereof.

“Investor” or “Investors”	means Qiantang River, Image Frame, Matrix, and Sequoia.

“Issue Date”	means, with respect to the Series A Preferred Shares, the date of the first issuance of Series A Preferred Shares, with respect to the Series A-1 Preferred Shares, the date of the first issuance of Series A-1 Preferred Shares, with respect to the Series B Preferred Shares, the date of the first issuance of Series B Preferred Shares, with respect to the Series C Preferred Shares, the date of the first issuance of Series C Preferred Shares, and with respect to the Series C-1 Preferred Shares, the date of the first issuance of Series C-1 Preferred Shares.

“Issue Price”	means, with respect to the Series A Preferred Shares, the Series A Issue Price, with respect to the Series A-1 Preferred Shares, the Series A-1 Issue Price, with respect to the Series B Preferred Shares, the Series B Issue Price, with respect to the Series C Preferred Shares, the Series C Issue Price, and with respect to the Series C-1 Preferred Shares, the Series C-1 Issue Price.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Majority Ordinary Holders”	mean the holders of more than 50% of the voting power of the outstanding Ordinary Shares (voting together as a single class).

“Majority Preferred Holders”	mean the holders of more than 50% of the voting power of the outstanding Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series C-1 Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series A and Series A-1 Preferred Holders”	mean the holders of more than 50% of the voting power of the outstanding Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series B Preferred Holders”	mean the holders of more than 50% of the voting power of the outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis).

“Majority Series C and Series C-1 Preferred Holders”	mean the holders of more than 50% of the voting power of the outstanding Series C Preferred Shares and Series C-1 Preferred Shares (voting together as a single class and on an as-converted basis).

“Material Adverse Effect”	means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of a Group Company, taken as a whole, (ii) material impairment of the ability of any party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability any Transaction Document against any party thereto (other than the Investors).

“Matrix”	means Matrix Partners China III Hong Kong Limited, a company incorporated under the Laws of Hong Kong, and its successors, permitted transferees, and assigns.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	shall have the meaning set forth in Article 8.3E(4)(a)(iii) hereof.

“Non-Compliance Date”	shall have the meaning set forth in Article 121.

“Non-Compliance Shares”	shall have the meaning set forth in Article 120.

“Offeror”	shall have the meaning set forth in Article 124.

“Options”	shall have the meaning set forth in Article 8.3E(4)(a)(i) hereof.

“Ordinary Directors”	shall have the meaning set forth in Article 63.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.2.

“Ordinary Share”	means an ordinary share of US$0.00001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares”	means the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series C-1 Preferred Shares.

“Principals”	means the following individuals: LI Hua (李华) and LI Lei (李镭).

“Purchase Agreement”	means the Share Purchase Agreement, dated May 22, 2017, among the Company, the Group Companies (other than the Company), the Investors, the WFOE, and the Principals, as amended from time to time.

“Qiantang River”	means Qiantang River Investment Limited, a company incorporated under the Laws of the British Virgin Islands, and its successors permitted transferees, and assigns.

“Qualified IPO”	means the closing of a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) on the main board of the Stock Exchange of Hong Kong Limited, NASDAQ, New York Exchange, or other internationally recognized securities exchange agreed to by the Company and the Requisite Holders at a public offering price per share corresponding to a valuation of the Company of at least US$1 billion or more on a fully diluted basis immediately following the completion of such offering, and also raising a financing amount no less than US$200 million (net of underwriters discounts and commissions).

“Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A).

“Redeeming Preferred Shareholder”	shall have the meaning set forth in Article 8.5(A).

“Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price”	shall have the meaning set forth in Article 8.5(D).

“Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(D).

“Registered Holder”	shall have the meaning set forth in Article 121.

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Related Party”	means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Requisite Holders”	means (i) the holders of at least 75% of the voting power of the issued and outstanding Series A and Preferred Shares and Series A-1 Preferred Shares (voting together as a single class and on an as-converted basis), (ii) the holders of at least 75% of the voting power of the issued and outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis), and (iii) the holders of at least 75% of the voting power of the issued and outstanding Series C Preferred Shares and Series C-1 Preferred Shares (voting together as a single class and on an as-converted basis).

“Right of First Refusal and Co-Sale Agreement”	means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 27, 2015 among the Company and certain other parties named therein, as amended from time to time.

“Series A Issue Price”	means initially US$28.00 (and after taking into account a share split on September 22, 2016, US$0.056), as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2A(3).

“Series A Preferred Share”	means a Series A Preferred Share of US$0.00001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-1 Issue Price”	means initially US$32.00 (and after taking into account a share split on September 22, 2016, US$0.064), as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares.

“Series A-1 Preferred Share”	means a Series A-1 Preferred Share of US$0.00001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A Redemption Date”	shall have the meaning set forth in Article 8.5(E).

“Series A Redemption Price”	shall have the meaning set forth in Article 8.5(D).

“Series A Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(D).

“Series B Issue Price”	means initially US$169.64 (and after taking into account a share split on September 22, 2016, US$0.34), as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2A(2).

“Series B Preferred Share”	means a Series B Preferred Share of US$0.00001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B Redemption Date”	shall have the meaning set forth in Article 8.5(E).

“Series B Redemption Price”	shall have the meaning set forth in Article 8.5(C).

“Series B Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(C).

“Series C Issue Price”	means US$0.71, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2A(1).

“Series C Preferred Share”	means a Series C Preferred Share of US$0.00001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C Redemption Date”	shall have the meaning set forth in Article 8.5(E).

“Series C Redemption Price”	shall have the meaning set forth in Article 8.5(B).

“Series C Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(B).

“Series C-1 Issue Price”	means US$1.03, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C-1 Preferred Shares.

“Series C-1 Preferred Share”	means a Series C-1 Preferred Share of US$0.00001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Sequoia”	means, collectively, Sequoia Capital CV IV Holdco, Ltd., a company incorporated under the Laws of the Cayman Islands, SCC Venture VI Holdco, Ltd., a company incorporated under the Laws of the Cayman Islands, and their respective successors, permitted transferees, and assigns.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Second Amended and Restated Shareholders Agreement, dated May 27, 2015 among the Company and certain other parties named therein, as amended from time to time.

“Shidai Consulting”	means Shenzhen Shidai Futu Consulting Limited (深圳市时代富途咨询有限公司), a company duly incorporated and validly existing under the Laws of the PRC.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. With respect to the Company, its Subsidiaries shall include the Futu Int’l HK, Futu New HK, Futu Network, Futu US, Futu NZ, Futu SZ, Futu BJ, Futu Internet SZ, Shidai Consulting, Qianhai Consulting, and the WFOE.

“Tencent”	means, collectively, Image Frame and Qiantang River, and their respective successors permitted transferees, and assigns.

“Tencent Director”	shall have the meaning set forth in Article 63.

“Transaction Documents”	has the meaning set forth in the Purchase Agreement.

“Qianhai Consulting”	means Shenzhen Qianhai Fuzhitu Investment Consulting Management Limited (深圳市前海富之途投资咨询有限公司), a company duly incorporated and validly existing under the Laws of the PRC.

“Valuation”	means the aggregate equity value of the Company that a willing buyer would pay a willing seller to acquire the Company in an arm’s length transaction in connection with the applicable transaction; provided that if (a) a majority of the Board, and (b) the Drag Holders on the other hand, cannot mutually agree on such equity value, such equity value shall be determined by a qualified, recognized appraiser of international standing (such as, by way of example only, the valuation group of a “Big-4” accounting firm or a global investment bank with substantial experience in valuing companies) approved in good faith by the Board (which shall include the approval of the Tencent Director).

“WFOE”	means Shen Si Internet Technology (Beijing) Co., Ltd. (慎思网络技术（北京）有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the Laws of the PRC.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13

all references to dollars or to “US$” are to currency of the United States of America, all references to RMB are to currency of the PRC, and all references to HK$ are to the currency of Hong Kong (and each shall be deemed to include reference to the equivalent amount in other currencies calculated in accordance with the Applicable Rate); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced after incorporation as soon as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to (i) the provisions of Section 7 of the Shareholders Agreement, (ii) the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting), and (iii) to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, the Directors may allot, issue, grant options or warrants over or otherwise dispose of four classes of Shares to be designated, respectively, as Ordinary Shares, Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and Series C-1 Preferred Shares. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

A.	Preference.

Each holder of a Preferred Share shall be entitled to receive dividends prior and in preference to, and satisfied before, any dividend on the Ordinary Shares (except for applicable Exempted Distributions). Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

B.	Restrictions; Participation.

Except for an Exempted Distribution, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (i) all accrued but unpaid dividends on the Preferred Shares set forth in Article 8.1A) have been paid in full, and (ii) a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1B) if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2	Liquidation Rights.

A.	Liquidation Preferences.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1)

First, the holders of the Series C Preferred Shares and Series C-1 Preferred Shares shall be entitled to receive for each Series C Preferred Share and Series C-1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the amount equal to 100% of the Series C Issue Price or the Series C-1 Issue Price (as applicable), plus all accrued but unpaid dividends on such Series C Preferred Share and Series C-1 Preferred Share, as applicable (collectively, the “Series C Preference Amount”). If the assets and funds thus distributed among the holders of the Series C Preferred Shares and Series C-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Shares and Series C-1 Preferred Shares in proportion to the Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2)

Second, if there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares and Series C-1 Preferred Shares pursuant to clause (1) above, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, the amount equal to 100% of the Series B Issue Price, plus all accrued but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Preference Amount”). If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2) .

(3)

Thirdly, if there are any assets or funds remaining after the aggregate Series C Preference Amount and Series B Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, Series C-1 Preferred Shares and Series B Preferred Shares pursuant to clauses (1) and (2) above, respectively, the holders of the Series A Preferred Shares and Series A-1 Preferred Shares shall be entitled to receive for each Series A Preferred Share and Series A-1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the remaining assets or funds of the Company to the holders of Ordinary Shares by reason of their ownership of such shares, the amount equal to 100% of the Series A Issue Price or the Series A-1 Issue Price, as applicable, plus all accrued but unpaid dividends on such Series A Preferred Share and Series A-1 Preferred Share, as applicable (collectively, the “Series A Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares and Series A-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares and Series A-1 Preferred Shares in proportion to the Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (3).

(4)

If there are any assets or funds remaining after the aggregate of the Series A Preference Amount, Series B Preference Amount and Series C Preference Amount have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to clauses (1), (2) and (3) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of Ordinary Shares held by such Member on an as-converted and fully diluted basis.

B.	Deemed Liquidation Event.

A Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2A).

C.	Valuation of Properties.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2A), pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) Business Day prior to the distribution;

(2)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) Business Days prior to the distribution; and

(3)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Preferred Holders, with the cost of such appraisal to be borne by the Company.

D.	Allocation of Escrow and Contingent Consideration.

In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the Members is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement entered into with the Persons providing the consideration in connection with such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Members in accordance with Article 8.2A) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Members upon satisfaction of such contingencies shall be allocated among the Members in accordance with Article 8.2A) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article 8.2D), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

E.	Notices.

In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company, a Deemed Liquidation Event, or a required liquidation event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) Business Days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

F.	Enforcement.

In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.	Conversion Ratio.

The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Preferred Share shall be the quotient of the applicable Issue Price divided by the then effective conversion price (the “Conversion Price”), which shall initially be the applicable Issue Price, resulting in an initial conversion ratio for each Preferred Share of 1:1.

B.	Optional Conversion.

Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares based on the then-effective Conversion Price.

C.	Automatic Conversion.

Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares upon the earlier of (i) the occurrence of a Qualified IPO, (ii) the date specified by written consent or agreement of the Requisite Holders. Any conversion pursuant to this Article 8.3C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism.

The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1)

Except as provided in Articles 8.3D(2) and 8.3D(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and registration of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)

If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditional upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)

Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) Business Days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3D). Such notice shall be given pursuant to Articles 109 through 113 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)

The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption under this Article 8.3D(4), the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5)

No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (which shall include the approval of the Tencent Director), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)

Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or, as determined and approved by the Board of Directors (which shall include the approval of the Tencent Director), by the issuance of a number of further Ordinary Shares equal to the value of such cash amount.

E.	Adjustment of the Conversion Price.

The Conversion Price shall be adjusted and readjusted from time to time as provided below:

(1)

Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)

Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)

Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Deemed Liquidation Event in Article 8.2B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)	Adjustments to Conversion Price for Dilutive Issuance.

(a)    Special Definition. For purpose of this Article 8.3E(4), the following definitions shall apply:

(i)    “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)    “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)    “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3E(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a)

up to in the aggregate 135,032,132 Ordinary Shares (or Options exercisable for such Ordinary Shares) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) issued (or issuable pursuant to such Options) to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the ESOP;

b)

Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3E(1) through Article 8.3E(3) and as approved by the Board (so long as such approval includes the consent of the Tencent Director);

c)	Ordinary Shares issued upon the conversion of Preferred Shares;

d)	any Equity Securities of the Company issued pursuant to a Qualified IPO;

e)

any Equity Securities of the Company issued as dividend or distribution solely on the Preferred Shares in accordance with the Memorandum and Articles, or in connection with a subdivision, combination, reclassification or similar event of the Preferred Shares; and

f)

with respect to the relevant Conversion Price, any Equity Securities for which the Majority Preferred Holders have agreed in writing to waive the applicable adjustment to the Conversion Price provided by Article 8.3E(4)(d) below.

(b)    No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3E(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3E(4)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c)    Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)    no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)    no readjustment pursuant to Article 8.3E(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3E(4)(c)(ii) been made;

(iv)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)

in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3E(4)(e) ) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(z)

if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3E(4)(c) as of the actual date of their issuance.

(d)    Adjustment of the Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the applicable Conversion Price with respect to any Preferred Share in effect immediately prior to such issue, then and in such event, the applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS+NS)

Where:

NCP = the new Conversion Price with respect to such Preferred Share;

OCP = the Conversion Price with respect to such Preferred Shares in effect immediately before the issuance of the New Securities;

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion of all the outstanding Preferred Shares and exercise of outstanding Options;

NP = the total consideration received for the issuance or sale of the New Securities; and

NS = the number of New Securities issued or sold.

(e)    Determination of Consideration. For purposes of this Article 8.3E(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)     Cash and Property. Such consideration shall:

a)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

b)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the consent of the Tencent Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

c)

in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors (which shall include the approval of the Tencent Director).

(f)    Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3E(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5)

Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6)

No Impairment. Except as duly approved pursuant to Article 8.4, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7)

Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8)

Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(10)	Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 109 through 113.

(11)

Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.

General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted and fully diluted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or the Articles allow any class or series of Preferred Shares to vote separately as a class or series with respect to any matters, such Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

B.	Protective Provisions.

1.

Approvals by Majority Preferred Holders. The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Member holding Ordinary Shares shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Majority Preferred Holders in advance in writing or by duly adopted resolutions:

2.	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Shares;

3.

any action that authorizes, creates, issues, or changes the authorized number of (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) New Securities;

4.	any action that reclassifies, reorganizes, or recapitalizes any outstanding Equity Securities, except pursuant to Article 8.3;

5.

any purchase, repurchase, redemption or retirement of any Equity Securities of any Group Company, other than repurchases of such Equity Securities pursuant to share restriction agreements approved by the Board upon termination of a director, employee or consultant, at the original cost paid by such director, employee, or consultant;

6.	any amendment or modification to or waiver under any of the Charter Documents;

7.	any declaration, set aside or payment of a dividend or other distribution, or the adoption of, or any change to, the dividend policy of any Group Company;

8.	adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants;

9.

engagement in any transaction or execution of any agreement (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party or any relative of Related Party;

10.

any merger, amalgamation or consolidation of any Group Company with any Person, or the purchase or other acquisition by any Group Company (whether individually or in combination with the Company or any other Group Company) of all or substantially all of the assets, equity or business of another Person, or any Deemed Liquidation Event;

11.	any sale, transfer, or other disposal of, or the incurrence of any Lien on, any substantial part of any Group Company’s assets;

12.

with respect to any Group Company, other than any non-exclusive license granted in the ordinary course of business, any sale, transfer, license, or other disposal of, or the incurrence of any Lien on, any copyright, trademark, patent or other Intellectual Property;

13.

with respect to any Group Company, the commencement of or consent to any proceeding seeking (i) to adjudicate as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

14.	any change of the size or composition of the board of directors of any Group Company;

15.

any change in the equity ownership of any Group Company in any other Group Company, or any amendment or modification to or waiver under any of the Control Documents (as defined in the Shareholders Agreement);

16.	any material change to the business scope or nature of business, or cessation of any business line of any Group Company; or

17.	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (15) above requires the approval of the Members of the Company by way of a special resolution in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Majority Preferred Holders has not been obtained, then the Majority Preferred Holders shall carry thirty-four percent (34%) of the votes on such special resolution.

18.

Board Approvals. To the maximum extent permissible under applicable laws, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Members holding Ordinary Shares shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Board (which approval shall include the consent of the Tencent Director):

19.	incurrence of indebtedness or guarantees of indebtedness in excess of US$2,000,000 in the aggregate for the Group during any fiscal year;

20.

extension of any loan or financial assistance to any third party except (i) to a wholly-owned Subsidiary of the Group or (ii) trade credit provided to bona fide customers in the ordinary course of business;

21.	purchase or lease of any business and/or assets valued in excess of US$1,000,000 individually or US$2,000,000 in the aggregate for the Group during any fiscal year;

22.

investment in, establishment, or divestiture, pledge, mortgage or sale of an interest in any partnership, joint venture or other company in excess of US$2,500,000 individually or US$5,000,000 in the aggregate for the Group during any fiscal year;

23.	approval of, or any deviation from or amendment of, the annual budget or the business and financial plan of any Group Company;

24.	appointment or removal of the Chairman, Chief Executive Officer, President, or Chief Financial Officer of any Group Company;

25.

approval of any remuneration or compensation package for any director, employee or consultant of any Group Company which in the aggregate (including in kind compensation and allowance) exceeds US$500,000 or its equivalent in another currency per annum;

26.	appointment or removal of Auditors, or the change of the term of the fiscal year;

27.	adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election;

28.	any other action or transaction out of the ordinary course of business; or

29.	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

8.5	Redemption Rights

A.

Redemption. In the event of (i) any material breach of the Transaction Documents by any Group Company or Principal which involves fraud, intentional misconduct, or gross negligence, and which results in a Material Adverse Effect, (ii) the failure of a Qualified IPO to occur by the sixth (6th) anniversary of the Issue Date of the Series C Preferred Shares, or (iii) the issuance by the Majority Series A and Series A-1 Preferred Holders, the Majority Series B Preferred Holders and/or the Majority Series C and Series C-1 Preferred Holders (the “Initiating Holders”), of an Initial Redemption Notice, the Initiating Holders may give a written notice by hand or letter mail or courier service to the Company at its principal executive offices at any time or from time to time (the “Initial Redemption Notice”) requesting redemption of all, but not less than all of their Preferred Shares, in which case the Company shall (1) promptly thereafter provide all of the other holders of Preferred Shares notice (pursuant to Articles 109 through 113) of the Initial Redemption Notice and of their right to participate in such redemption, which right is exercisable by each such holder in their own discretion by delivering a written notice (each, a “Redemption Notice”) by hand or letter mail or courier service to the Company at its principal executive offices within fifteen (15) Business Days of the giving of such notice by the Company, requesting and specifying redemption of all, but not less than all of their Preferred Shares, and (2) subject to applicable laws, pay to each holder of a Preferred Share (each, a “Redeeming Preferred Shareholder”) for which an Initial Redemption Notice or a Redemption Notice has been timely submitted (each, a “Redeeming Preferred Share”) in accordance with the method and the priority as described in the Article 8.4B) below.

B.

Series C and C-1 Preferred Shares Redemption. Series C Preferred Shares and Series C-1 Preferred Shares shall be redeemed by the Company at an amount (the “Series C Redemption Price”) out of funds legally available therefor, including but not limited to share premiums and profits, equal to the greater of (x) the Series C Issue Price or the Series C-1 Issue Price, as applicable, plus interest thereon at 6% per annum, compounded annually from the Issue Date of the Series C Preferred Shares or Series C-1 Preferred Shares, as applicable, until the Series C Redemption Price Payment Date (as defined below), plus any accrued but unpaid dividends on such Share, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers, and (y) the Series C Preference Amount, with the Series C Redemption Price to be paid on a date to be determined at the discretion of the Company, but in any event within sixty (60) days of the date of the Initial Redemption Notice (the “Series C Redemption Price Payment Date”).

C.

Series B Preferred Shares Redemption. Subject to the prior right of holders of Series C Preferred Shares and Series C-1 Preferred Shares, Series B Preferred Shares shall be redeemed by the Company at an amount (the “Series B Redemption Price”) out of funds legally available therefor, including but not limited to share premiums and profits, equal to the greater of (x) the Series B Issue Price plus interest thereon at 6% per annum, compounded annually from the Issue Date of the Series B Preferred Shares until the Series B Redemption Price Payment Date (as defined below), plus any accrued but unpaid dividends on such Share, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers, and (y) the Series B Preference Amount, with the Series B Redemption Price to be paid on a date to be determined at the discretion of the Company, but in any event within sixty (60) days of the date of the Initial Redemption Notice (the “Series B Redemption Price Payment Date”).

D.

Series A Preferred Shares and Series A-1 Preferred Shares Redemption. Subject to the prior right of holders of Series C Preferred Shares, Series C-1 Preferred Shares and Series B Preferred Shares, Series A Preferred Shares and Series A-1 Preferred Shares shall be redeemed by the Company at an amount (the “Series A Redemption Price”, together with the Series B Redemption Price, the “Redemption Price”) out of funds legally available therefor, including but not limited to share premiums and profits, equal to the greater of (x) the Series A Issue Price or the Series A-1 Issue Price, as applicable, plus interest thereon at 6% per annum, compounded annually from the Issue Date of the Series A Preferred Shares and the Issue Date of the Series A-1 Preferred Shares, as applicable, until the Series A Redemption Price Payment Date (as defined below), plus any accrued but unpaid dividends on such Share, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers, and (y) the Series A Preference Amount, with the Series A Redemption Price to be paid on a date to be determined at the discretion of the Company, but in any event within sixty (60) days of the date of the Initial Redemption Notice (the “Series A Redemption Price Payment Date”, together with the Series B Redemption Price Payment Date and the Series C Redemption Price Payment Date, the “Redemption Price Payment Date”).

E.

Insufficient Funds. Subject to applicable laws, if the Company fails to pay on the Series C Redemption Price Payment Date the full Series C Redemption Price in respect of each Series C Preferred Share and/or Series C-1 Preferred Share to be redeemed because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the applicable Series C Redemption Price Payment Date in a pro-rata manner against each Series C Preferred Share and/or Series C-1 Preferred Share to be redeemed in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Series C Preferred Share and/or Series C-1 Preferred Share to be redeemed in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Series C Redemption Price shall not be deemed to have been paid in respect of such Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of such Redeeming Preferred Share on the Series C Redemption Price Payment Date, and such holder of the Redeeming Preferred Shares shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such Redeeming Preferred Share, and such Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Series C Redemption Price in respect of Series C Preferred Shares and/or Series C-1 Preferred Shares to be redeemed has been paid in full (the “Series C Redemption Date”) whereupon all such rights shall automatically cease. Any portion of the Series C Redemption Price not paid by the Company in respect of each Series C Preferred Share and/or Series C-1 Preferred Shares to be redeemed on the Series C Redemption Price Payment Date shall continue to be owed to the holder thereof.

Subject to the prior right of holders of Series C Preferred Shares and Series C-1 Preferred Shares, if the Company fails to pay on the Series B Redemption Price Payment Date the full Series B Redemption Price in respect of the Series B Preferred Share to be redeemed because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the applicable Series B Redemption Price Payment Date in a pro-rata manner against each Series B Preferred Share to be redeemed in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Series B Preferred Share to be redeemed in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Series B Redemption Price shall not be deemed to have been paid in respect of such Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of such Redeeming Preferred Share on the Series B Redemption Price Payment Date, and such holder of the Redeeming Preferred Shares shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such Redeeming Preferred Share, and such Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Series B Redemption Price in respect of Series B Preferred Shares to be redeemed has been paid in full (the “Series B Redemption Date”) whereupon all such rights shall automatically cease. Any portion of the Series B Redemption Price not paid by the Company in respect of each Series B Preferred Shares to be redeemed on the Series B Redemption Price Payment Date shall continue to be owed to the holder thereof.

Subject to the prior right of holders of Series C Preferred Shares, Series C-1 Preferred Shares and Series B Preferred Shares, if the Company fails to pay on the Series A Redemption Price Payment Date the full Series A Redemption Price in respect of each Series A Preferred Share and/or each Series A-1 Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid and applied on the Series A Redemption Price Payment Date in a pro-rata manner against each Series A Preferred Share and/or each Series A-1 Preferred Share to be redeemed in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against such Redeeming Preferred Shares in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Series A Redemption Price shall not be deemed to have been paid in respect of such Redeeming Preferred Share and the redemption shall not be deemed to have been consummated in respect of such Redeeming Preferred Shares on the Series A Redemption Price Payment Date, and such holders of the Redeeming Preferred Shares shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of such Redeeming Preferred Share, and such Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Series A Redemption Price in respect of each Series A Preferred Share and/or each Series A-1 Preferred Share to be redeemed has been paid in full (the “Series A Redemption Date”) whereupon all such rights shall automatically cease. Any portion of the Series A Redemption Price not paid by the Company in respect of such Redeeming Preferred Share on the Series A Redemption Price Payment Date shall continue to be owed to the holder thereof.

F.

Seniority. Notwithstanding any provision to the contrary, the rights of the holders of Series C Preferred Shares and Series C-1 Preferred Shares shall be senior in all respects to the rights of the holders of Series B Preferred Shares, Series A Preferred Shares and Series A-1 Preferred Shares to receive any payments to be made for the redemption of Series B Preferred Shares, Series A Preferred Shares and/or Series A-1 Preferred Shares pursuant to Articles 8.5(C) or 8.5(D) hereof. Without limiting the generality of the foregoing, no portion of any such payments shall be paid to the holders of Series B Preferred Shares, Series A Preferred Shares and/or Series A-1 Preferred Shares on the Series B Redemption Date or Series A Redemption Date (as applicable) unless all payments for the redemption of Series C Preferred Shares and/or Series C-1 Preferred Shares due on the Series C Redemption Date have been paid in full to the holders of Series C Preferred Shares and/or Series C-1 Preferred Shares with respect to all Series C Preferred Shares and/or Series C-1 Preferred Shares to be redeemed pursuant to Article 8.5(B) hereof

Subject to the prior right of holders of Series C Preferred Shares and Series C-1 Preferred Shares, the rights of the holders of Series B Preferred Shares shall be senior in all respects to the rights of the holders of Series A Preferred Shares and Series A-1 Preferred Shares to receive any payments to be made for the redemption of Series A Preferred Shares and/or Series A-1 Preferred Shares pursuant to Article 8.5(D) hereof. Without limiting the generality of the foregoing, no portion of any such payments shall be paid to the holders of Series A Preferred Shares and/or Series A-1 Preferred Shares on the Series A Redemption Date unless all payments for the redemption of Series B Preferred Shares due on the Series B Redemption Date have been paid in full to the holders of Series B Preferred Shares with respect to all Series B Preferred Shares to be redeemed pursuant to Article 8.5(C) hereof.

G.

Waivers. The Company may, with the written consent of the Majority Preferred Holders, and without the need to amend this Article, modify, waive, or deviate from any of the requirements of, or procedures set forth in, this Article, provided that if any such modification, waiver, or deviation has a material adverse effect on any Redeeming Preferred Shareholder as compared on a relative basis (based on the amounts they are entitled to receive on redemption) to other Redeeming Preferred Shareholder(s), the written consent of such Redeeming Preferred Shareholder whose interests are being materially adversely affected shall be required.

H.

No Impairment. Once the Company has received an Initial Redemption Notice, it shall not (and shall not permit any Subsidiary or Members holding Ordinary Shares to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including without limitation, to the maximum extent permissible under applicable laws, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1

Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time issued and outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, including a Deemed Liquidation Event, the assets of the Company shall be distributed as provided in Article 8.2.

9.3

Voting Rights. The holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

10.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.

The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, by and among the Company and certain of its Members, and other transfer restrictions by which a Member has agreed to be bound. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.

Subject to applicable laws, the Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption or repurchase provisions set forth in Article 8.5 and Articles 120 through 123 of these Memorandum and Articles, (ii) is pursuant to the ESOP, (iii) is pursuant to the Right of First Refusal and Co-Sale Agreement; or (iv) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii), (iii), or (iv) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles (as the case may be). In the case of a repurchase, the foregoing shall constitute the manner of such repurchase and accordingly any such repurchase shall not require separate approval of the Members.

18.

Subject to the provisions of the Statute and these Articles (including Article 8.4), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles (including Article 8.4), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.

Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding: (a) with respect to the Series A Preferred Shares, the holders of more than 50% of the voting power of the Series A Preferred Shares; (b) with respect to the Series A-1 Preferred Shares, the holders of more than 50% of the voting power of the Series A-1 Preferred Shares; (c) with respect to the Series B Preferred Shares, the Majority Series B Preferred Holders; (d) with respect to the Series C Preferred Shares, the Majority Series C Preferred Holders, and (e) with respect to the Series C-1 Preferred Shares, the holders of more than 50% of the voting power of the Series C-1 Preferred Shares, (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding more than 50% (with respect to the Series A Preferred Shares and Series A-1 Preferred Shares), 50% (with respect to the Series B Preferred Shares), or 50% (with respect to Series C Preferred Shares and Series C-1 Preferred Shares) of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

20.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.

Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.

The Company may, with the approval of the Board (which shall include the approval of the Tencent Director), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.	Subject to Article 8 and the provisions of the Statute, the Company may by Ordinary Resolution:

27.1

increase the share capital by such sum to be divided into shares of such amount as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors (which shall include the consent of the Tencent Director) change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) the Majority Ordinary Holders, or (ii) the Majority Preferred Holders.

34.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.

At least ten (10) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at, or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat, and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by both (i) the Majority Ordinary Holders (or their proxies), and (ii) the Majority Preferred Holders (or their proxies).

38.

The officer of the Company who holds the Register of Members of the Company shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.

The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as-converted and fully diluted basis) and the Majority Preferred Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

41.1	in the case of a Special Resolution, it is signed by all Members for the time being entitled to receive notice of and attend and vote at general meetings; or

41.2

in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4A)) (or, being companies, signed by their duly authorised representative).

42.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Preferred Holders, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 109 through 113 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any holders of Preferred Shares, the presence of such holders shall not be required at such second adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one out of all Directors, or shall designate a Member, to be chairman of the meeting.

44.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.

On a poll a Member shall have one vote for each Ordinary Share he holds on an as-converted and fully diluted basis. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

47.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.

Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as-converted and fully diluted basis on all matters submitted to a vote of Members.

51.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless (i) he or she is registered as a Member on the record date for such meeting and (ii) all calls or other monies then payable by such Member in respect of Shares have been paid.

54.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.	The holders of the Ordinary Shares and Preferred Shares are entitled to appoint the directors and management of the Company according to the following provisions:

63.1

The authorized number of directors on the Board shall be three (3) directors, with the composition of the Board determined as follows: (a) the holders of a majority of the voting power of the then outstanding Ordinary Shares (excluding the Ordinary Shares issuable upon conversion of any Preferred Shares and voting as a separate class) shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time two (2) directors to the Board (each an “Ordinary Director”); and (b) Tencent shall be exclusively entitled to appoint, remove, replace and reappoint at any time or from time to time one (1) director to the Board (so long as Tencent continues to hold at least (i) 10% of the then issued and outstanding Ordinary Shares (on an as-converted basis)) (the “Tencent Director”).

POWERS OF DIRECTORS

64.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.

Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.

Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

68.

Without prejudice to Article 8.4B and any other Article where board approval is required as a matter of law or under these Articles, the Tencent Director is only a representative of an Investor and no administrative or management powers or responsibilities may be granted or placed upon the Tencent Director.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

69.	The office of a Director shall be vacated if:

69.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

69.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

69.3	such Director is found to be or becomes of unsound mind.

70.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 69 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

71.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 63 that includes the Tencent Director shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. Subject to the compliance with Article 8.4B) hereof, if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one half hour from the time appointed for the meeting, the meeting shall be adjourned to the seventh (7) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors in accordance with the notice procedures hereunder and, if at the second adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting, then the directors present shall be a quorum, as long as not less than two (2) directors are present, whether or not the Tencent Director is included. All minutes and other records of proceedings of the Board shall clearly distinguish between the differing capacities of attendees or participants and, in the case of individual participants, between attendance at the meeting and voting on any resolutions or other proceedings.

72.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however, unless otherwise approved by the Board (which shall include the approval of the Tencent Director), that (i) the board meetings shall be held at least once every three (3) months; and (ii) a written notice of each meeting, agenda of the business to be transacted at the meeting and, to the extent reasonably practicable, all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least ten (10) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

73.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Article 8.4B) hereof.

74.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

75.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 109 through 113.

76.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

77.

The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting. Neither the chairman nor any other Director shall have a casting vote.

78.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

79.	[Intentionally left blank.]

DIRECTORS’ INTERESTS

80.

Subject to Article 83, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

81.

Subject to Article 83, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

82.

Subject to Article 83, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

83.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established. A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board. For the purposes of this Article 84, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board. A director who is interested in a transaction entered into or to be entered into by the Company cannot: (a) vote on or approve a matter relating to the Interested Transaction; (b) be included in calculating a quorum of a meeting; or (c) sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the Interested Transaction.

MINUTES

84.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

85.

The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors. For the avoidance of doubt, notwithstanding the foregoing, no designation or appointment of an alternative Director in place of any Tencent Director shall be made according to the aforesaid procedures without the prior written consent of the holder(s) of the Preferred Shares who is entitled to appoint and remove such Tencent Director.

86.

Subject to Article 8.4B), any committee, to the extent allowed by law and provided in the resolution establishing such committee (which shall include the approval of the Tencent Director), shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

87.

The Board of Directors may also, with prior consent of the Tencent Director, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of the Tencent Director, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

88.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

89.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

90.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

91.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (which shall include the consent of the Tencent Director). The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

92.

The Directors may, by resolution of the majority of the Board (which shall include the consent of the Tencent Director), approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

93.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

94.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

95.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

96.

Subject to the Statute and these Articles (including Article 8.4B)), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

97.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

98.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

99.

Subject to the Statute and the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

100.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

101.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

102.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. All declared dividends of the Company should be paid on or before the closing of a Qualified IPO.

CAPITALIZATION

103.

Subject to these Articles, including but not limited to Article 8 and Article 9, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

104.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

105.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

106.	Subject to Article 8.4B), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

107.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

108.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

109.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director). Notwithstanding the foregoing, notice of a general meeting of the Members under Article 42 or a meeting of the Board under Article 71 may only be given by the Company to any Member or Director in writing by sending it by next-day or second-day courier service, fax, or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be).

110.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

111.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

112.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

113.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

114.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

115.

Subject to the provisions of Articles 8 and 9, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

116.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

117.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

118.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

119.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REPURCHASE FOR NON-COMPLIANCE

120.

In the event that, as a result of any Person holding a direct or indirect interest in any Shares, any Governmental Authority prohibits any of the Group Companies from distributing all or any part of the earnings or cash or other assets thereof to offshore shareholders therein or refuses to grant, revoke or suspend any consent, approval, license or permit (the “Consent”) necessary to the operation, maintenance, ownership or status of any Group Company or its business in the ordinary course and the Person holding such interest fails to cure such situation within 30 days after receiving written notice from the Company, then to the extent necessary to eliminate such prohibition or to secure such Consent, the Company shall subject to applicable laws, at the request of the Majority Preferred Holders repurchase all, but not less than all, of such Shares (the “Non-Compliance Shares”) at the original subscription price thereof (as adjusted for any share dividends, combinations, splits, recapitalizations and the like). A repurchase pursuant to this Article shall be deemed an Exempted Distribution.

121.

A written notice of repurchase shall be given by the Company to the Person whose name appears on the share register as the holder of the Non-Compliance Shares (the “Registered Holder”) at the address listed on the register of members at least five (5) Business Days before the date for repurchase (the “Non-Compliance Date”) set forth in the notice. The notice shall also set forth the applicable repurchase price and the mechanics of repurchase.

122.

At the Non-Compliance Date, the Company shall subject to applicable laws, pay the aggregate repurchase price to the Registered Holder, and the Registered Holder shall (i) surrender the share certificate(s) evidencing the Non-Compliance Shares or (ii) in the case of any lost, stolen or destroyed certificate evidencing the Non-Compliance Shares, execute an agreement reasonably satisfactory to the Company to indemnify the Company for any loss incurred by it in connection with such loss, stolen or destroyed certificate. From and after the Non-Compliance Date, so long as the Company has made available such repurchase price to such Registered Holder, the Non-Compliance Shares shall be treated as redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares or have any rights or remedies with respect thereto (other than the right to receive the aggregate repurchase price therefor).

123.

Notwithstanding anything to the contrary contained herein, any Non-Compliance Shares with respect to which the Company has failed to pay the repurchase price as required shall continue to have all the powers, designations, preferences and other rights which such shares enjoyed prior to the Non-Compliance Date until such time as the repurchase price in respect of such Non-Compliance Shares shall have been paid in full. If the Company cannot consummate the repurchase of the Non-Compliance Shares because of insufficient funds or limitations under applicable law, the Company may, and shall at the request of the Majority Preferred Holders, request the Registered Holder to transfer the Non-Compliance Shares to the other Members of the Company pro rata at a price equal to the original subscription price thereof, and the provisions above shall apply, mutatis mutandis. For the avoidance of doubt none of the transfer restrictions set forth under Article 16, the Right of First Refusal and Co-Sale Agreement and/or the Shareholders Agreement shall apply to any transfer under this Article 123.

DRAG ALONG RIGHTS

124.

If at any time prior to a Qualified IPO (i) the Majority Ordinary Holders and (ii) the Majority Preferred Holders (collectively, the “Drag Holders”) approve (a) a Deemed Liquidation Event or (b) other sale of the Company, in each case in which the Valuation of the Company shall be no less than US$1,000,000,000, whether structured as a merger, reorganization, asset sale, share sale, sale of control of the Company, or otherwise (collectively the “Approved Sale”), to any Person (the “Offeror”), then at the request of the Drag Holders, the Company shall promptly deliver a written notice (the “Drag-Along Notice”) to notify each other Member of such approval and the material terms and conditions of such proposed Approved Sale, whereupon each such Member shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i)    Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders;

(ii)    Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii)    Not exercise any dissenters’ or appraisal rights under applicable law with respect to such Approved Sale.

(iv)    Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing Shares held or controlled by such Member, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v)    Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each Member shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the expenses reasonably incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each Member shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by such Member regarding such Member’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Member) but only up to the net proceeds paid to such Member in connection with such Approved Sale. Without limiting the foregoing sentence, no Member who is not an employee or officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties).

Notwithstanding anything to the contrary contained herein, upon the consummation of an Approved Sale in accordance with this Article 124, the consideration received from the purchaser shall be paid to the Company (regardless of the means by which the purchaser obtains the relevant equity interests in the Company) as trustee of such funds for the Members, and then the Company shall distribute such consideration in accordance with Article 8.2.

125.

In the event that any Member fails for any reason to take any of the foregoing actions under Article 124 following the Drag-Along Notice, such Member hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof.

126.

None of the transfer restrictions set forth in the Right of First Refusal and Co-Sale Agreement, the Shareholders Agreement or any other agreement shall apply in connection with an Approved Sale, notwithstanding anything contained to the contrary in the Right of First Refusal and Co-Sale Agreement the Shareholders Agreement or any other agreement.